Filed pursuant to Rule 424(b)(5)

Registration No. 333-267066

AMENDMENT NO. 1, dated January 6, 2025,

to PROSPECTUS SUPPLEMENT dated October 21, 2024

(To Prospectus dated September 2, 2022)

$10,000,000 of Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends and updates our prospectus supplement dated October 21, 2024 (the “Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated September 2, 2022 (the “Prospectus”), each of which are to be delivered with this Amendment. This Amendment amends and/or updates only those sections of the Prospectus Supplement set forth in this Amendment; all other sections of the Prospectus Supplement remain unchanged.

We entered into a Sales Agreement (the “Sales Agreement”), dated October 21, 2024, as amended January 6, 2025, with Roth Capital Partners, LLC (the “Sales Agent”), relating to the shares of our common stock, par value $0.05 per share (the “Common Stock”), offered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our Common Stock having an aggregate offering price of up to an aggregate of $10,000,000 from time to time through or to the Sales Agent, as agent or principal.

Sales of Common Stock, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent is not required to sell any specific number or dollar amount of shares, but will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay the Sales Agent a fixed commission, in an amount up to 3.0% of the gross sales price per share of Common Stock issued by us and sold through them as our Sales Agent under the Sales Agreement. In connection with the sale of Common Stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation to the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

As of January 3, 2025, we have sold shares of our Common Stock pursuant to the Sales Agreement for gross proceeds of $2,482,782. Following our redomestication as a Delaware corporation in November 2024, as of January 3, 2025, we had 22,945,961 authorized but unissued shares of Common Stock available for issuance (after deducting the number of shares outstanding and reserved for issuance and giving effect to an aggregate of 127,139 shares of Common Stock issuable upon the exercise of any outstanding equity incentive plan, equity stock purchase plans, SUNation inducement shares, warrants and convertible debt).

Following our redomestication from Minnesota to Delaware, as previously disclosed in our Current Report on Form 8-K filed SEC Report of November 19, 2024, as well as such other SEC reports incorporated by reference herein, our Company’s name is SUNation Energy, Inc. (f/k/a Pineapple Energy, Inc.) and our shares of Common Stock are traded on the Nasdaq Capital Market under the symbol “SUNE”. The last reported sales price of our Common Stock on the Nasdaq Capital Market on January 3, 2025 was $2.58 per share.

Investment in our Common Stock involves risks. See the section entitled “Risk Factors” on page A-4 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors which should be considered before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is January 6, 2025.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

A-i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

ABOUT THIS AMENDED PROSPECTUS SUPPLEMENT

This prospectus supplement, as amended by this Amendment, and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, as amended by this Amendment, describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, as amended by this Amendment, and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, as amended by this Amendment, you should rely on the information in this amended prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement, as amended by this Amendment, or the accompanying prospectus or incorporated by reference herein. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement, as amended by this Amendment, or the accompanying prospectus or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this amended prospectus supplement and the accompanying prospectus or of any sale of our Common Stock. It is important for you to read and consider all information contained in this prospectus supplement, as amended by this Amendment, and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement, as amended by this Amendment, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this amended prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement, as amended by this Amendment, and in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, the securities offered by this prospectus supplement, as amended by this Amendment, only in jurisdictions where offers and sales are permitted. The distribution of this amended prospectus supplement and the accompanying prospectus and the offering of the securities offered by this amended prospectus supplement in certain jurisdictions may be restricted by law. For investors outside of the United States: neither we nor the Sales Agent have done anything that would permit this offering or possession or distribution of this amended prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, as amended by this Amendment, and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Common Stock and the distribution of this prospectus amended supplement and the accompanying prospectus outside the United States. This prospectus supplement, as amended by this Amendment, and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this amended prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to SUNation Energy, Inc., a Delaware corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Except as otherwise indicated, all information in this prospectus supplement, as amended by this Amendment, gives effect our reincorporation to Delaware, effective November 19, 2024.

A-ii

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, as amended by this Amendment, and the documents incorporated by reference herein contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our growth strategy depends on the continued origination of solar installation agreements;

●	if we fail to manage our operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges;

●	we need to raise additional capital to fund our operations and repay our obligations, which funding may not be available on favorable terms or at all and may lead to substantial dilution to our existing stockholders. Further, there is substantial doubt about our ability to continue as a going concern, which conditions may adversely affect our stock price and our ability to raise capital;

●	our Common Stock may be delisted from The Nasdaq Capital Market if we cannot increase the share price within the time period and for the duration as required by The Nasdaq Capital Market;

●	we may face claims for monetary damages, penalties, and other significant items pursuant to existing contractual arrangements, as well as litigation or threatened litigations, which, if material, may strain our cashflow and operations, as well as take away substantial time and attention from management that is necessary to for business operations and potential growth opportunities;

●	we depend on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for our solar energy systems;

●	increases in the cost of our solar energy systems due to tariffs and other trade restrictions imposed by the U.S. government could have a material adverse effect on our business, financial condition and results of operations;

●	our operating results and our ability to grow may fluctuate from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations;

●	we may have difficulty integrating any new businesses we may acquire with our existing operations or otherwise obtaining the strategic benefits of the acquisition;

●	if we are unable to make acquisitions on economically acceptable terms, our future growth would be limited, and any acquisitions we may make could reduce, rather than increase, our cash flows;

●	product liability and property damage claims against us or accidents could result in adverse publicity and potentially significant monetary damages;

A-iii

●	we will not be able to insure against all potential risks and we may become subject to higher insurance premiums, cost of materials and equipment, higher interest rates, and cost of labor, among other cost factors that may prove materially harmful to our business, operations and margins;

●	damage to our brand and reputation or change or loss of use of our brand could harm our business and results of operations;

●	the loss of one or more members of our senior management or key employees may adversely affect our ability to implement our strategy;

●	our inability to protect our intellectual property could adversely affect our business. We may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies;

●	we may be subject to interruptions or failures in our information technology systems;

●	our information technology systems may be exposed to various cybersecurity risks and other disruptions that could impair our ability to operate, adversely affect our business, and damage our brand and reputation;

●	our failure to hire and retain a sufficient number of key employees, such as installers and electricians, would constrain our growth and our ability to timely complete projects;

●	our business is concentrated in certain markets, putting us at risk of region-specific disruptions;

●	if sufficient additional demand for residential solar energy systems does not develop or takes longer to develop than we anticipate, our ability to originate solar installation agreements may decrease;

●	our business prospects are dependent in part on a continuing decline in the cost of solar energy system components and our business may be adversely affected to the extent the cost of these components stabilize or increase in the future;

●	we face competition from centralized electric utilities, retail electric providers, independent power producers and renewable energy companies;

●	developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for our offerings;

●	a material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers could harm our business, financial condition and results of operations;

●	terrorist or cyberattacks against centralized utilities could adversely affect our business;

●	climate change may have long-term impacts on our business, industry, and the global economy;

●	increases in the cost of our solar energy systems due to tariffs imposed by the U.S. government could have a material adverse effect on our business, financial condition and results of operations;

●	we are not currently regulated as an electric public utility under applicable law, but may be subject to regulation as an electric utility in the future;

●	electric utility policies and regulations, including those affecting electric rates, may present regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems and adversely impact our ability to originate new solar installation agreements;

●	we rely on net metering and related policies to sell solar systems to our customers in most of our current markets, and changes to policies governing net metering may significantly reduce demand for electricity from residential solar energy systems and thus for our installation services;

●	a customer’s decision to procure installation services from us depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or our ability to monetize them could adversely impact our business;

A-iv

●	technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming our growth rate and customer satisfaction;

●	the value of Bitcoin could decrease following our announcement to invest a portion of available capital moving forward into Bitcoin, or Bitcoin does not become as useful a tool to our business in becoming accepted as a form of payment by us or to us, in either case making this strategy less valuable, or potentially costly; and

●	compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

While we believe these expectations, assumptions, beliefs, estimates, projections, intentions and strategies are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Actual results and timing of certain events may differ materially from those anticipated in these forward-looking statements as a result of various factors. You should consider these factors carefully in evaluating forward-looking statements contained in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement.

We undertake no obligation to update forward-looking statements except as may be required under applicable securities laws. See an additional discussion under the heading “Risk Factors” in this prospectus supplement, as amended by this Amendment, any related free writing prospectus, and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

A-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors,” the financial statements, and related notes, and the other information incorporated by reference herein and therein. When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to SUNation Energy, Inc., a Delaware corporation.

Company Overview

Our vision is to power the energy transition through gras-roots growth of solar electricity paired with battery storage. We are a growing domestic operator and consolidator of residential and commercial solar, battery storage, and grid services solutions. Our strategy is focused on acquiring, integrating, and growing leading local and regional solar, storage, and energy services companies nationwide.

Today, we are primarily engaged in the sale, design, and installation of photovoltaic solar energy systems and battery storage systems through our Hawaii-based Hawaii Energy Connection and New York-based SUNation entities. We install systems that provide clean, reliable solar energy typically at savings relative to traditional utility offerings. Our primary customers are residential homeowners, commercial owners, municipal and institutional customers, as well as owners of pre-existing photovoltaic and energy storage systems that are in need of service.

Through our E-Gear, LLC business, we also develop, manufacture, and sell patented technologies related to edge-of-grid energy management software and related hardware technology, such as energy management control devices. These products allow homeowners to get the most out of their installed photovoltaic solar energy systems and utility grid support benefits. Our primary customers for this technology are energy services companies and other utilities.

Corporate Information

We are currently a Delaware corporation, initially organized in 1969, that operates directly and through our subsidiaries located in the United States (“U.S.”). On November 4, 2024, we held a special meeting of our stockholders, at which our stockholders voted on three proposals: a proposal to re-domesticate the Company from Minnesota to Delaware, to change our Company name to SUNation Energy, Inc. and on an adjournment proposal, each of which was approved by our stockholders pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended. On November 14, 2024, we filed articles of conversion with the Secretary of State of the State of Minnesota and filed a certificate of conversion with the Secretary of State of the State of Delaware changing the Company’s jurisdiction of incorporation from Minnesota to Delaware (the “Reincorporation”), as well as having filed a Certificate of Incorporation with the Secretary of State of the State of Delaware on this same date. In addition to the Reincorporation, the Company also effectuated a change to its name from Pineapple Energy Inc. to SUNation Energy, Inc. (the “Name Change”), as reflected on the certificate of incorporation and bylaws, the forms of which are included as exhibits 3.1 and 3.2, respectively, to our form 8-K filed with the Commission and effective on November 19, 2024. Additionally, in conjunction with the Reincorporaiton and Name Change, the Company has also determined to change its ticker stock symbol on the Nasdaq Capital Market from PEGY to SUNE, effective November 19, 2024.

As a result of the Reincorporation, pursuant to the Delaware General Corporation Law (the “DGCL”), the Company has continued its existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its fiscal year, were the same immediately after the Reincorporation as they were immediately prior to the Reincorporation. In addition, the directors and executive officers of the Company immediately after the Reincorporation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Reincorporation.

Recent Developments

Bitcoin Strategy

WE ARE NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940 AND STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT.

On January 4, 2025, our board of directors approved and adopted a corporate treasury strategy, adopting the inclusion of bitcoin (“BTC”) as a primary treasury reserve asset on an ongoing basis, subject to, among other factors, market conditions, the Company’s operational requirements, including in support of its planned expansion strategy, and our anticipated cash needs, instead of solely looking to keep cash in short and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. federal government. As part of this strategy, we plan to allocate up to thirty (30%) percent of our excess cash, calculated based on our estimated six-month operating expenses, toward BTC purchases.

Since 2003, we have been designing, developing, and providing solar energy solutions tailored to customers in the information technology and technology sectors. The Company believes this BTC initiative further solidifies its role in supporting the new digital economy and its expanding energy needs in an environmentally conscious manner. Accordingly, this strategic initiative aligns with the Company’s goal to enable BTC as a payment option for its customers and suppliers as part of its core mission to make solar power more accessible.

We believe it has unique characteristics as a scarce and finite asset that can serve as a reasonable inflation hedge and safe haven amid global instability. Bitcoin is often compared by some to gold, the latter of which has been viewed as a dependable store of value throughout history. As of January 3, 2025, the total market capitalization of gold was approximately $17.8 trillion compared to nearly $1.95 trillion for bitcoin. Bitcoin is a highly volatile asset that has traded below $38,000 per bitcoin and above $106,000 per bitcoin on Coinbase in the 12 months preceding the date of this prospectus supplement, as amended by this Amendment. While highly volatile, bitcoin’s price has also appreciated significantly since bitcoin’s inception in January 2009 (at zero per bitcoin). We believe that a substantial portion of bitcoin’s appreciation is attributable to the view that bitcoin is or will become a reliable store of value. Like gold, bitcoin is also viewed as a scarce asset; the ultimate supply of bitcoin is limited to 21 million coins and approximately 94.5% of its supply already exists.

We believe that bitcoin’s finite, digital and decentralized nature as well as its architectural resilience make it a highly attractive and potentially highly appreciable asset. We also believe that the growing global acceptance across sectors, public and private companies and other “institutionalization” of bitcoin, including in some governments integrating bitcoin into their financial strategies as a hedge against inflation, macro-economic instability, and geopolitical risks facing global economies, supports our view that bitcoin is a reliable store of value. We believe that bitcoin’s unique attributes discussed above not only differentiate it from fiat money, but also from other cryptocurrency assets, and for that reason, we have no plans to purchase cryptocurrency assets other than bitcoin.

Contingent Value Rights

As previously disclosed on March 29, 2022, on March 28, 2022, Pineapple Holdings, Inc. completed its merger transaction with Pineapple Energy LLC in accordance with the terms of that certain Agreement and Plan of Merger dated March 1, 2021, as amended by an Amendment No. 1 to Merger Agreement dated December 16, 2021 (collectively the “Merger Agreement”), by and among Pineapple Holdings, Inc., Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of Pineapple Holdings, Inc. (the “Merger Sub”), Pineapple Energy LLC, a Delaware limited liability company, Lake Street Solar LLC as the Members’ Representative, and Randall D. Sampson as the Shareholders’ Representative, pursuant to which Merger Sub merged with and into Pineapple Energy, with Pineapple Energy surviving the merger as a wholly-owned subsidiary of Pineapple Holdings, Inc. (the “Merger”).

Pineapple Holdings, Inc. issued Contingent Value Rights, or “CVRs”, prior to the closing of the Merger, to shareholders of record of Communications Systems, Inc. (“CSI”) on the close of business on March 25, 2022. The CVR entitles the holder to a portion of the cash, cash equivalents, investments and net proceeds of any divestiture, assignment, or other disposition of all legacy assets of CSI and/or its legacy subsidiaries, JDL and Ecessa that are related to CSI’s pre-merger business, assets, and properties that occurred during the period following the closing of the Merger and ending initially on March 28, 2024, but was extended through December 31, 2024 by the First Amendment to the Contingent Value Rights Agreement entered into on March 27, 2024. In November 2024, we distributed to the holders of its non-transferable CVRs a payment of $850,269, or $0.35 per CVR. On December 30, 2024, the CVR payment period was extended from December 31, 2024 to December 31, 2025 to allow the further disposition, assignment, divestiture or other sale of any remaining legacy assets.

Non-Essential Subsidiary Dissolutions

Pursuant to the terms of the Merger Agreement, subsequently thereto, the Company has sold substantially all of the (non-essential) assets related to each of JDL Technologies, Inc. (“JDL”) and Ecessa Corporation (“Ecessa”). As a result of the disposition of the respective assets of JDL and Ecessa, the Company has determined to consummate the dissolution of these two entities, as they no longer have a business purpose to the Company, and for the beneficial cost savings to the Company moving forward.

You may obtain copies of those documents as described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

THE OFFERING

Issuer	SUNation Energy, Inc.

Common Stock offered by us	Shares of our Common Stock having an aggregate offering price of up to $10,000,000 (less any shares sold prior to the date of this prospectus supplement, as emended by this Amendment)

Common Stock to be outstanding after this offering

Up to 4,840,550 shares, after giving effect to the assumed sale of 2,913,650 shares of our Common Stock, which, at a price of $2.58 per share, which was the closing price of our Common Stock on the Nasdaq Capital Market on January 3, 2025. The actual number of shares issued will vary depending on the sales price under this offering.

Form of offering	At the market offering of our Common Stock that may be made from time to time through or to the Sales Agent, as agent or principal.

Nasdaq Capital Market symbol	SUNE

Use of proceeds	We currently intend to use the net proceeds from this offering under this prospectus supplement for working capital and general corporate purposes, including the acquisition of bitcoin. See “Use of Proceeds” on page A-10 of this amended prospectus supplement.

Risk Factors	See “Risk Factors” on page A-4 and the other information included or incorporated by reference in this prospectus supplement, as amended by this Amendment, and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Common Stock.

The number of shares of Common Stock to be outstanding after this offering, as reflected above, is based on 1,926,900 shares of Common Stock outstanding at January 3, 2025 and excludes the following:

●	87,209 shares of Common Stock issuable upon exercise of that certain exchange warrant in lieu of cash at a price of $2.58 per share;

●	12,719 shares of Common Stock issuable pursuant to our 2022 Equity Incentive Plan;

●	400 shares of Common Stock issuable pursuant to our 2022 Employee Stock Purchase Plan;

●	60 shares of Common Stock issuable pursuant to our SUNation Inducement Grants; and

●	22,222 shares of Common Stock issuable pursuant to conversion of existing convertible debt.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face, and are in addition to the risk factors set forth in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and our current reports on Form 8-K, as well as any amendments thereto reflected in subsequent filings, each of which are incorporated by reference herein. Additional risks we are not presently aware of or that we currently believe are immaterial or very preliminary may also impair our business operations, financial condition or results of operations. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the risk factors and other information contained or incorporated by reference into this prospectus supplement, as amended by this Amendment, and the accompanying prospectus, specifically including the risk factors contained in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K, as filed with the SEC, which are incorporated in this amended prospectus by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any free writing prospectus that we may authorize for use in connection with this offering.

Risks Related to our Bitcoin Strategy

WE ARE NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940 AND STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT.

Our bitcoin acquisition strategy may expose us to various risks associated with bitcoin.

Our bitcoin acquisition strategy may expose us to various risks associated with bitcoin, including the following:

Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $38,000 per bitcoin and above $106,000 per bitcoin on Coinbase in the 12 months preceding the date of this prospectus supplement. The trading price of bitcoin was significantly lower during prior periods, and such decline may occur again in the future.

Bitcoin does not pay interest or dividends. Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

Our bitcoin acquisition strategy has not been tested. This bitcoin acquisition strategy has not been tested. Although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our bitcoin acquisition strategy or actions we undertake to implement it. If bitcoin prices were to decrease or our bitcoin acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our Common Stock would be materially adversely impacted.

Additionally, we may seek to offer bitcoin or accept bitcoin as a form of payment to or from our vendors, service providers, customers and more as part of our strategy and goal to expand our clean solar power energy offerings and products. If this strategy fails to prove successful, we may not see the intended benefits sought by this strategy, or the payment using bitcoin may prove to be less valuable than anticipated, and if the value of bitcoin were to materially fall below where we purchased it, then we could lose all or part of our value in a transaction or our treasury account established for this purpose, the result of which could have a material negative impact on, among other items, our cashflows, operations, business prospects, financial performance, ability to continue operations and our stock price.

We will be subject to counterparty risks, including in particular risks relating to our custodians. Although we intend to implement various measures that are designed to mitigate our counterparty risks, including by possibly storing substantially all of the bitcoin we may own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin and this may ultimately result in the loss of the value related to some or all of such bitcoin. Even if we are able to prevent our bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our Common Stock.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin. A series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Any similar bankruptcies, closures, liquidations and other events may not result in any loss or misappropriation of our intended bitcoin holdings, or adversely impact our access to our bitcoin holdings. Or, any such bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry may negatively and materially impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

Changes in the accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. In December 2023, the FASB issued ASU 2023-08, which upon our adoption will require us to measure in-scope crypto assets (including our bitcoin holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our bitcoin holdings. The standard is effective for our interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of bitcoin, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our bitcoin on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our Common Stock. Additionally, as a result of ASU 2023-08 requiring a cumulative-effect adjustment to our opening balance of retained earnings as of the beginning of the annual period in which we adopt the guidance and not permitting retrospective restatement of our historical financial statements, our future results will not be comparable to results from periods prior to our adoption of the guidance.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Changes in our ownership of bitcoin could have accounting, regulatory and other impacts. While we currently intend to own bitcoin directly, we may investigate other potential approaches to owning bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns bitcoin). If we were to own all or a portion of our bitcoin in a different manner, the accounting treatment for our bitcoin, our ability to use our bitcoin as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of bitcoin may force us to liquidate our holdings to use it as collateral, which could be negatively materially effected by any disruptions in the crypto market, and if liquidated, the value of the collateral would not reflect potential gains in market value of bitcoin, all of which could negatively affect our business and implementation of our bitcoin strategy.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds” in this prospectus supplement, as amended by this Amendment, we will have considerable discretion in the application of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively, including in our pursuit of our new bitcoin acquisition strategy, could result in financial losses that could cause the price of our Common Stock to decline and delay the development of additional products and services. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We may use the net proceeds from this offering to purchase bitcoin, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from this offering to purchase bitcoin, and we plan to allocate up to thirty (30) percent of our excess cash, calculated based on our estimated six-month operating expenses, toward BTC purchases. Bitcoin is a highly volatile asset that has traded below $38,000 per bitcoin and above $106,000 per bitcoin on Coinbase in the 12 months preceding the date of this prospectus supplement, as amended by this Amendment. In addition, bitcoin does not pay interest or other returns and so ability to generate a return on investment from the net proceeds from this offering will depend on whether there is appreciation in the value of bitcoin following our purchases of bitcoin with the net proceeds from this offering. Future fluctuations in bitcoin trading prices may result in our converting bitcoin purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others have been active in recent years, and in the U.K., the Financial Services and Markets Act 2023, or FSMA 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and bitcoin specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of bitcoin and in turn adversely affect the market price of our Common Stock.

Moreover, the risks of engaging in a bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Similarly, the open-source nature of the bitcoin blockchain means the contributors and developers of the bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the bitcoin blockchain could adversely affect the bitcoin blockchain and negatively affect the price of bitcoin.

Recent actions by U.S. banking regulators have reduced the ability of bitcoin-related services providers to gain access to banking services and liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our Common Stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus supplement, as amended by this Amendment.

While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in bitcoins exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If bitcoin is determined to constitute a security for purposes of the federal securities laws, we would take steps to reduce the percentage of bitcoins that constitute investment assets under the 1940 Act. These steps may include, among others, selling bitcoins that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our bitcoins at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if bitcoin is determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of bitcoin and in turn adversely affect the market price of our Common Stock.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As bitcoin and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For examples, see “— Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty” above.

If bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our Common Stock. See “— Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our Common Stock” above. Moreover, the risks of us engaging in a bitcoin treasury strategy have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Our intended bitcoin holdings may be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the bitcoin markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we may hold with our custodians and transact with our trade execution partners may not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived false trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. The price of our Common Stock may be affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our Common Stock.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Currently, we intend to hold any bitcoin we may own, in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our bitcoin;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader bitcoin blockchain ecosystem or in the use of the bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

USE OF PROCEEDS

We may issue and sell shares of our Common Stock having an aggregate gross offering price of up to $10,000,000 (less any proceeds previously raised under the Sales Agreement) from time to time using this prospectus supplement, as amended by this Amendment. The amount of proceeds we will receive from this offering, if any, will depend upon the number of shares of Common Stock sold and the market price at which they are sold. Because there is no minimum offering amount required as a condition to this offering, the actual total offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will be able to sell any shares under or fully utilize the Sales Agreement with the Sales Agent.

We currently intend to use the net proceeds from the sale of the securities offered under this prospectus supplement for working capital and general corporate purposes, including the acquisition of bitcoin. Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, to repay certain debt obligations, if triggered, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so. See Recent Developments section of this amended prospectus supplement related to our plan to acquire bitcoin as a primary treasury reserve asset on an ongoing basis.

Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not positively impact our results of operations or increase the market value of our Common Stock. Pending any use, as described above, we plan to deposit the net proceeds in money market or similar interest-bearing accounts with our primary bank or otherwise invest the net proceeds in high-quality, short-term, interest-bearing securities.

DILUTION

If you invest in our Common Stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after this offering. The net tangible book value of our Common Stock on September 30, 2024, was approximately $(21.1) million, or approximately $(22.43) per share of Common Stock. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our Common Stock. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

After giving effect to an assumed sale of 2,913,650 additional shares of our Common Stock pursuant to this prospectus supplement, as amended by this Amendment, and the accompanying prospectus in the aggregate amount of approximately $7.5 million at an assumed price of $2.58 per share, and after deducting commissions and estimated offering expenses payable by us (estimated at $50,000), our as adjusted net tangible book value as of September 30, 2024 would have been approximately $(13.9) million. This represents an immediate increase in net tangible book value of approximately $18.84 per share of Common Stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $6.17 per share to purchasers of our Common Stock in this offering, as illustrated by the following table:

Assumed Public offering price per share		$2.58
Historical net tangible book value per share as of September 30, 2024	$(22.43)
Increase in net tangible book value per share after giving effect to this offering	$18.84
As adjusted net tangible book value per share after this offering		$(3.59)
Dilution per share to new investors in this offering		$6.17

Based on 940,385 shares of Common Stock outstanding as of September 30, 2024. This information is supplied for illustrative purposes only, and will adjust based on the actual offering prices, the actual number of shares that we offer and sell in this offering and other terms of each sale of shares in this offering.

DESCRIPTION OF SECURITIES

The following summary of the general terms and provisions of our capital stock does not purport to be complete. We encourage you to read our certificate of incorporation, bylaws, and the DGCL for additional information.

Authorized Shares of Capital Stock

As of the date hereof, our authorized is 25,000,000 shares of Common Stock, par value $0.05 per share and 3,000,000 shares of preferred stock, $1.00 par value per share. 35,000 shares of the authorized preferred stock are designated as “Series C Convertible Preferred Stock,” with a par value of $1.00 per share and a stated value equal to $1,000.00.

As of January 3, 2025, we had 1,926,900 shares of Common Stock outstanding.

Authorized but Unissued Preferred Stock

Unless required by law or by any stock exchange on which our Common Stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Delaware law does not require stockholder approval for any issuance of authorized shares. However, under applicable Nasdaq Listing Rules, a company must not, subject to specified exceptions, without the approval of its stockholders, issue or agree to issue, any equity securities, or other securities with rights to convert into equity at a price that is less than the Minimum Price (as defined in Nasdaq Rule 5636(d)(1)) if the number of those securities exceeds 19.99% of the number of shares issued and outstanding at the commencement of such offering.

Our certificate of incorporation authorizes our board of directors to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The existence of unissued and unreserved Common Stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters voted upon by our stockholders and do not have cumulative voting rights. All matters including the election of directors will be determined by a majority of the votes cast in person or represented by proxy, except to the minimum extent otherwise required by the DGCL. However, except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to our certificate of incorporation that that relates solely to the terms of our preferred stock if the holders of the preferred stock are entitled to vote separately thereon by law or pursuant to this certificate of incorporation.

Except as otherwise provided by the DGCL or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, holders of our Common Stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment of all liabilities and liquidation preference on any outstanding preferred stock.

Our certificate of incorporation does not entitle holders of our Common Stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

All outstanding shares of our Common Stock are fully paid and nonassessable.

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, South St. Paul, Minnesota 55120-4100.

Our Common Stock is currently listed on The Nasdaq Stock Market LLC under the trading symbol “SUNE.”

Quorum

Unless otherwise required by law or our certificate of incorporation, at any meeting of stockholders, one-third of our outstanding stock exclusive of treasury stock shall constitute a quorum at meetings of the stockholders.

Exclusive Jurisdiction of Certain Actions

Our bylaws provide that the sole and exclusive venues for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty or other duty owed to our company by any director, officer, stockholder, employee or agent, and (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws (as each of same may be amended from time to time) will be the Delaware Court of Chancery and the federal and state courts located in the City, County and State of New York, and the respective procedural laws of such courts shall govern all such actions and proceedings. In addition, our bylaws provide that the sole and exclusive venue for any action or proceeding arising out of or relating to the securities laws of the United States including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the securities laws of any state or other jurisdiction will be the federal courts located in the City, County and State of New York, and the procedural laws of such courts shall govern all such actions and proceedings.

Anti-Takeover Effects of Delaware Law, the Certificate of Incorporation and the Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could make the acquisition of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares. The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our Common Stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Cumulative Voting. Holders of our Common Stock do not have cumulative voting rights in the election of directors.

Special Meetings of Stockholders. Our bylaws provide that a special meeting of stockholders may be called at any time only by our board of directors or our CEO together with our COO or CFO.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our bylaws preclude stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. Our bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to and received by the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting. However, in the event no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Removal of Directors; Vacancies. Under the DGCL, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that directors may only be removed from office only for cause by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of our company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that any newly created directorships resulting from an increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled exclusively by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders.

Supermajority Provisions. Our certificate of incorporation provides that our board of directors is expressly authorized to adopt, amend or repeal our bylaws without a stockholder vote through the affirmative vote of at least a majority of the board of directors. In addition, our bylaws may be adopted, amended or repealed by a majority of the stockholders in attendance at any meeting of stockholders that has been duly called for such purpose.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that provisions of our certificate of incorporation may be amended, altered, changed or repealed upon the affirmative vote of at least a majority of the shares of our voting stock that are outstanding at the time, at a meeting of the stockholders duly called for such purpose.

Meetings of Stockholders

No action that is required or permitted to be taken by our stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. A special meeting of stockholders may be called at any time only by our board of directors or our CEO together with our COO or CFO for any purpose or purposes prescribed in a notice of such special meeting.

INCORPORATION OF CERTAIN information BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024, as amended on Form 10-K/A, filed with the SEC on April 29, 2024

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, filed with the SEC on May 10, 2024, June 30, 2024, filed with the SEC on August 19, 2024, September 30, 2024, filed with the SEC on November 14, 2024

●	our Current Reports on Form 8-K, filed with the SEC on April 15, 2024, April 22, 2024, May 17, 2024, May 22, 2024, May 22, 2024, May 23, 2024, June 3, 2024, June 17, 2024, July 1, 2024, July 8, 2024, July 25, 2024, July 26, 2024, August 23, 2024, September 4, 2024, September 9, 2024, September 26, 2024, October 4, 2024, October 17, 2024, October 21, 2024, November 7, 2024, November 19, 2024, December 13, 2024 and January 6, 2025 (other than any portions thereof deemed furnished and not filed)

●	our definitive proxy statement on Schedule 14A filed with the SEC on March 6, 2024, as amended on March 29, 2024 and April 8, 2024; definitive proxy statement on Schedule 14A filed with the SEC on May 29, 2024, as amended on June 12, 2024, June 13, 2024, June 13, 2024, June 24, 2024, June 25, 2024, July 8, 2024 and July 9, 2024; and definitive proxy statement on Schedule 14A filed with the SEC on October 10, 2024, as amended on October 18, 2024

●	the description of our Common Stock contained in our Form 8-A filed with the SEC on December 30, 2009

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus supplement.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information, including any exhibits under Item 9.01, that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

SUNation Energy, Inc.

171 Remington Blvd.

Ronkonkoma, NY 11779

Attention: Corporate Secretary
Telephone (631) 750 9454

You also may access these filings on our website at https://sunationenergy.com/. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.